Exhibit 99.1
Ambac Announces Third Quarter 2016 Results
Net Income of $101.5 million or $2.22 per Diluted Share and
Operating Earnings of $148.1 million or $3.23 per Diluted Share

Book Value per Share Increased 6.3% to $42.32 and
Adjusted Book Value per Share Increased 7.3% to $32.12
at September 30, 2016 from June 30, 2016

Insured Portfolio Reduced by $8.0 billion, or 8.4%, to $86 billion

Operating Expenses Reduced 23%

Invested $287 million in Ambac Insured Securities

Board Authorized Additional $10 Million Warrant Repurchase

NEW YORK, NY, November 3, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today reported results for the three months ended September 30, 2016.
Commenting on Ambac's third quarter 2016 results, Nader Tavakoli, President and Chief Executive Officer, said, "We are pleased to report another excellent quarter. We continued to improve our claims paying ability at AAC, generated substantial income, and built significant additional book value for our shareholders. Net income per diluted share for the quarter was $2.22, an increase of 72%, and operating earnings per diluted share was $3.23, an increase of 27%, compared to the second quarter of 2016. Book value and adjusted book value both increased substantially during the quarter to $42.32 per share and $32.12 per share, or by 6% and 7%, respectively.
Importantly, during the quarter we reduced our overall risk book by another $8.0 billion, or 8%, to $86.4 billion and invested $287 million in our insured securities. Additionally, our ongoing efforts to reduce expenses and optimize our operating platform contributed to a 23% reduction in operating expenses sequentially from $28.0 million to $21.5 million. While we have more work to do, I'm pleased with the significant progress we've made in becoming a more effective, proactive and efficient risk, liability and asset manager, with a strong focus on our stated strategic priorities."

Ambac's Third Quarter 2016 Summary Results
			Better (Worse)
($ in millions, except per share data)	3Q16	2Q16	Amount	Percent
Net premiums earned	$53.2	$41.4	$11.8	29%
Net investment income	90.9	70.8	20.1	28%
Other than temporary impairment losses	(2.9)	(7.4)	4.5	61%
Net realized investment gains	11.7	14.9	(3.2)	(21)%
Net change in fair value of credit derivatives	1.7	4.0	(2.3)	(58)%
Derivative products revenue	(14.5)	(36.3)	21.8	60%
Net realized gains (losses) on extinguishment of debt	—	3.6	(3.6)	(100)%
Income (loss) on Variable Interest Entities ("VIEs")	2.1	9.0	(6.9)	(77)%
Loss and loss expenses (benefit)	(69.2)	(52.5)	16.7	32%
Operating expenses	21.5	28.0	6.5	23%
Interest expense	31.5	30.7	(0.8)	(3)%
Insurance intangible amortization	44.6	39.0	(5.6)	(14)%
Net income attributable to Common Stockholders	101.5	58.6	42.9	73%
Net income per diluted share	$2.22	$1.29	$0.93	72%
Operating earnings [1]	148.1	115.0	33.1	29%
Operating earnings per diluted share [1]	$3.23	$2.54	$0.69	27%
Ambac stockholders' equity	1,909.6	1,796.0	113.6	6%
Ambac's stockholders' equity per share	$42.32	$39.80	$2.52	6%
Adjusted book value [1]	1,449.2	1,350.9	98.3	7%
Adjusted book value per share [1]	$32.12	$29.94	$2.18	7%

[1]	Non-GAAP Financial Data
Net Income and Operating Earnings
Third quarter 2016 net income was $101.5 million, or $2.22 per diluted share, compared to net income of $58.6 million, or $1.29 per diluted share, for the second quarter of 2016. Operating earnings in the third quarter of 2016 were $148.1 million, or $3.23 per diluted share, compared to $115.0 million, or $2.54 per diluted share in the second quarter of 2016. Net income and operating earnings in the third quarter of 2016 were favorably impacted by accelerated premiums earned, net investment income, a loss and loss expenses incurred benefit, improvements to derivative product revenues and lower gross operating expenses.

Net Premiums Earned
During the third quarter of 2016, net premiums earned were $53.2 million, compared to $41.4 million in the second quarter of 2016, including accelerations of $18.2 million and $5.1 million, respectively. Normal premiums earned were adversely impacted by the runoff of the insured portfolio. Accelerated premiums were positively impacted by an increase in public finance calls in the third quarter of 2016 of $3.1 billion net par compared to $1.3 billion net par in the second quarter of 2016.
The following table provides a summary of net premiums earned for the three month periods ended September 30, 2016 and June 30, 2016, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	September 30, 2016	June 30, 2016
Public Finance	$20.8	$21.7
Structured Finance	6.4	6.1
International Finance	7.8	8.5
Total normal premiums earned	35.0	36.3
Accelerated earnings	18.2	5.1
Total net premiums earned	$53.2	$41.4

Net Investment Income
Net investment income for the third quarter of 2016 was $90.9 million, as compared to $70.8 million for the second quarter of 2016. Financial Guarantee net investment income for the third quarter of 2016 was $19.8 million higher than the second quarter, driven primarily by an increase in income from AAC insured RMBS, asset-backed securities ("ABS"), and mark-to-market gains in the trading portfolio. The increase in income from AAC insured RMBS and ABS was a function of improved cash flows. Mark-to-market gains on invested assets classified as trading were $10.2 million in the third quarter of 2016, compared to $5.2 million in the second quarter of 2016.
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the third quarter of 2016 was a benefit of $69.2 million, as compared to a benefit of $52.5 million for the second quarter of 2016.
RMBS loss and loss expenses incurred were $3.8 million in the third quarter of 2016, including $42.8 million of interest expense on Deferred Amounts. Third quarter 2016 RMBS incurred losses included a $38.7 million increase to the recorded estimate of representation and warranty ("R&W") subrogation recoveries and marginally improved loss experience muted by higher interest rates and higher loss adjustment expenses. In the second quarter of 2016 the RMBS incurred benefit included $60.4 million of expected value due to the successful resolution of a dispute with regards to an Ambac insured RMBS transaction, $28.3 million associated with an increase in the recorded estimated valuation of R&W recoveries and a reduction in reserves primarily due to a decline in interest rates.
Student loan loss and loss expenses incurred were a benefit of $36.3 million in the third quarter of 2016 primarily due to an improved outlook associated with our risk remediation efforts.
Domestic public finance loss and loss expenses incurred in the third quarter of 2016 were $6.5 million primarily due to an increase in net loss and loss expense reserves related to Puerto Rico, partially offset by improvements in other public finance credits.
Ambac UK loss and loss expenses incurred were a benefit of $43.7 million primarily due to interest rates and an improved outlook associated with our risk remediation efforts, partially offset by foreign exchange losses of approximately $9 million. In the second quarter of 2016, Ambac UK incurred losses were primarily as a result of $38 million of foreign exchange losses related to Brexit. Foreign exchange related losses are associated with loss reserves denominated in currencies (primarily US Dollars) other than the UK’s functional currency.
During the third quarter, net claim and loss expenses paid, net of reinsurance, were $63.2 million which included $128.1 million of losses and loss expenses paid, including Puerto Rico net claims paid of $52.9 million, partially offset by $64.9 million of subrogation received. During the second quarter, net claim and loss expenses recovered, net of reinsurance, were $95.8 million including subrogation received of $99.1 million in connection with an omnibus settlement between Countrywide and Bank of New York, as trustee of certain RMBS transactions. Excluding this settlement, net claim and loss expenses paid, net of reinsurance, were $3.3 million which included $77.6 million of losses and loss expenses paid partially offset by $74.3 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.504 billion at September 30, 2016, and $3.651 billion at June 30, 2016, which were net of $1.923 billion and $1.884 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of R&W. As of September 30, 2016, approximately $3.628 billion of Deferred Amounts, including accrued interest payable of $617.9 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at September 30, 2016 and June 30, 2016:

($ in millions)	3Q16	2Q16
RMBS	$2,296	$2,299
Student Loans	263	302
Domestic Public Finance	453	515
Ambac UK	396	451
All other credits	12	11
Loss expenses	84	73
Total	$3,504	$3,651

Derivative Product Revenues
The derivative products portfolio is positioned to benefit from rising interest rates as an economic hedge against interest rate exposure in the financial guarantee and investment portfolios (the macro-hedge). The derivative products portfolio also includes certain legacy customer swaps.
Net losses reported in derivative product revenues for the third quarter of 2016 were $14.5 million, which included a gain of $2.4 million associated with the macro-hedge and $16.9 million of losses associated with legacy customer swaps. Macro-hedge results included counterparty credit valuation adjustment ("CVA") gains of $0.8 million for the third quarter of 2016. The net loss for the third quarter of 2016 was primarily driven by a $14.8 million decrease of the Ambac CVA on legacy customer swaps which increased the fair value of the associated derivative liabilities. The gain in the macro-hedge in the third quarter of 2016 helped offset the negative impact of lower rates on RMBS and student loans and on the market value of the investment portfolio (reported through other comprehensive income).
Net losses for the second quarter of 2016 were $36.3 million, which included $21.8 million of losses associated with the macro-hedge and $14.5 million of losses associated with legacy customer swaps. A decline in interest rates was the main contributor to the second quarter net losses in addition to $4.6 million of counterparty CVA losses.
Expenses
Operating expenses for the third quarter of 2016 were reduced by $6.5 million, or 23%, to $21.5 million from $28.0 million in the second quarter of 2016. Operating expenses in the third quarter of 2016 included compensation of $13.9 million, lower by $2.5 million, primarily driven by the second quarter 2016 staff right-sizing actions, partially offset by $1.3 million of incremental post-employment expense accruals. Additionally, third quarter 2016 operating expenses were lower by $2.7 million for costs associated with the stockholder activism defense and $2.3 million due to the reduction of accrued state taxes. Expenses associated with the Rehabilitator of the Segregated Account were $1.6 million in the third quarter of 2016, higher by $0.4 million compared with the second quarter of 2016.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $15.3 million for the third quarter of 2016, compared to $3.2 million for the second quarter of 2016. The third quarter provision included $12.3 million for Ambac UK taxes.
At September 30, 2016 the Company had $4.0 billion of NOLs, including $1.4 billion at Ambac and $2.6 billion at AAC.
From January 1, 2016 through September 30, 2016, AAC utilized NOLs in an amount that resulted in an accrual of $19.1 million of tolling payments from AAC to Ambac.
Balance Sheet
Total assets increased by approximately $816.5 million from June 30, 2016 to $24.0 billion at September 30, 2016, primarily due to an increase in (i) investments; (ii) subrogation recoverable; (iii) receivable for securities; and (iv) VIE assets; offset somewhat by (i) lower premium receivables from runoff and early terminations of the insured portfolio and (ii) the amortization of the insurance intangible asset during the period.
Total liabilities increased by approximately $703.0 million from June 30, 2016 to $21.8 billion as of September 30, 2016, primarily as a result of (i) higher VIE liabilities and (ii) an increase in payable for securities purchased; partially offset by lower (i) loss and loss expense reserves and (ii) unearned premium reserves.
Cash and investments at Ambac were $339.8 million as of September 30, 2016, including Surplus Notes of $13.9 million, which are eliminated in consolidation.
Investment Portfolio
The fair value of the consolidated investment portfolio increased approximately $84.5 million from June 30, 2016 to $6.6 billion at September 30, 2016, primarily due to favorable investment performance which was partially offset by negative operating activity. The fair value of the financial guarantee investment portfolio was $6.2 billion as of September 30, 2016, up $89.0 million from June 30, 2016.
During the third quarter of 2016, AAC invested $287.3 million in RMBS, student loan and Puerto Rico bonds insured by Ambac. As of September 30, 2016, Ambac, directly and through AAC, owned approximately $1.5 billion of Deferred Amounts (including interest), which represented approximately 41% of the total amount outstanding, an increase of 4% from the second quarter of 2016.

Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding was reduced during the quarter ended September 30, 2016 to $86.4 billion from $94.4 billion at June 30, 2016, a reduction of 8.4%. The change in the insured portfolio primarily related to runoff in the public finance market of $6.3 billion driven by increased call and refunding activity in addition to declines in the structured finance and international portfolios of $1.1 billion and $0.6 billion, respectively.
Adversely Classified Credits declined by $0.6 billion or 3.4% to $17.4 billion in the third quarter of 2016. Reductions in Adversely Classified Credits were driven primarily by runoff of RMBS of $0.5 billion.
As of September 30, 2016, public finance was 58% of the total net par outstanding, structured finance was 21% and international was 21%. The General Account represented 67% of the total net par outstanding, Ambac UK was 18% and the Segregated Account was 15%.
Warrant Repurchases
On June 30, 2015, the Board of Directors of Ambac authorized the establishment of a warrant repurchase program that permits the repurchase of up to $10 million of warrants. During the third quarter of 2016, Ambac repurchased 62,582 warrants at a cost of $0.49 million (average cost of $7.91 per warrant). As of September 30, 2016, Ambac has repurchased 922,682 warrants totaling $7.48 million (average cost of $8.10 per warrant), leaving 4,116,319 warrants outstanding.
On November 3, 2016, the Ambac Board of Directors authorized a $10 million increase in the warrant repurchase program bringing the remaining aggregate authorization at September 30, 2016 to $12.55 million.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for operating earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $148.1 million, or $3.23 per diluted share, for the third quarter 2016 as compared to operating earnings of $115.0 million, or $2.54 per diluted share, for the second quarter 2016. Operating earnings improved sequentially mostly due to higher net income.

The following table reconciles net income attributable to common stockholders to the non-GAAP measure, operating earnings, for the three month periods ended September 30, 2016 and June 30, 2016, respectively:

	Three Months Ended
	September 30, 2016		June 30, 2016
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common stockholders	$101.5	$2.22	$58.6	$1.29
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(1.6)	(0.03)	(3.7)	(0.08)
Financial guarantee VIEs consolidated	4.4	0.09	(5.3)	(0.11)
Insurance intangible amortization	44.5	0.97	39.0	0.86
Foreign exchange (gains) losses (1)	(15.5)	(0.34)	33.2	0.73
Fair value (gain) loss on derivatives from Ambac CVA	14.8	0.32	(6.8)	(0.15)
Operating earnings	$148.1	$3.23	$115.0	$2.54
Weighted-average diluted shares outstanding (in millions)		45.8		45.4

(1)	Refer to the description of the foreign exchange (gain) loss adjustment below for a discussion of the change in methodology that was effective for the three and nine months ended September 30, 2016.
For periods prior to the three and nine months ended September 30, 2016, the foreign exchange gains (losses) adjustment included the re-measurement of net premium receivables and loss and loss expense reserves in non-functional currencies. Beginning with the three and nine months ended September 30, 2016, the foreign exchange gains (losses) adjustment includes all assets, liabilities and transactions in non-functional currencies. Expanding this adjustment to include all foreign exchange gains (losses) enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance. Note that we have not recast prior period adjustments to conform to the methodology as such restated amounts were not material.
Adjusted Book Value
Adjusted Book Value was $1.449 billion, or $32.12 per share, at September 30, 2016, as compared to $1.351 billion, or $29.94 per share, at June 30, 2016. The Adjusted Book Value increase of 7% from June 30, 2016 to September 30, 2016 of $98.3 million was largely driven by operating earnings less premiums earned for the quarter.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	September 30, 2016		June 30, 2016
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,909.6	$42.32	$1,796.0	$39.80
Adjustments:
Non-credit impairment fair value losses on credit derivatives	12.4	0.27	14.0	0.31
Financial guarantee VIEs consolidated	(130.5)	(2.89)	(137.1)	(3.03)
Insurance intangible asset	(1,022.9)	(22.67)	(1,075.6)	(23.84)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(74.6)	(1.65)	(89.4)	(1.98)
Net unearned premiums and fees in excess of expected losses	938.8	20.81	1,001.9	22.20
Net unrealized investment (gains) losses in accumulated other comprehensive income	(183.6)	(4.07)	(158.9)	(3.52)
Adjusted Book Value	$1,449.2	$32.12	$1,350.9	$29.94
Shares outstanding (in millions)		45.1		45.1

Explanation of Non-GAAP Measures
Operating Earnings. Operating earnings is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. For periods prior to the three months ended September 30, 2016, we eliminated the foreign exchange gains (losses) on the re-measurement of net premium receivables and loss and loss expense reserves in non-functional currencies. Given the long-duration and USD basis of a significant portion of these premium receivables and loss reserves, the foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize. Beginning in the three months ended September 30, 2016, we have eliminated the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies. Expanding this adjustment to include all foreign exchange gains (losses) enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance. Note that we have not restated prior period adjustments to conform to the methodology as such restated amounts were not material.

•
Fair value (gain) loss on derivative products from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on derivative product liabilities (excluding credit derivatives): Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change.
Earnings Call and Webcast
On November 4, 2016 at 8:30am (ET), Nader Tavakoli, President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss third quarter 2016 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is 855-427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ambac.com/3Q2016Webcast.asp. A replay of the call will be available at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 3007789. The webcast will be archived on Ambac's website.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: active runoff of AAC and its subsidiaries through accretive transaction terminations, policy commutations, settlements and restructurings, and maximizing the risk-adjusted return on invested assets; loss recovery through litigation and exercise of contractual and legal rights; improved cost effectiveness and efficiency of the operating platform; rationalization of AAC's capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account; and selective business transactions offering attractive risk adjusted returns that, among other things, may permit utilization of Ambac’s tax net operating loss carry-forwards. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” "potential,” "going forward," "looking ahead" and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially from expectations or estimates reflected in such forward-looking statements, include, among others: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) dilution of current stockholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against Ambac Assurance; (6) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) changes to the Segregated Account Rehabilitation Plan that could adversely affect the value of securities issued or insured by Ambac Assurance or the Segregated Account; (8) our inability to realize the expected recoveries included in our financial statements, including those relating to breaches of representations and warranties (R&W) by sponsors of certain RMBS transactions; (9) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (10) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or the failure of any such transaction to deliver anticipated results; (11) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (12) increased fiscal or liquidity stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructurings by municipal issuers; (13) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (14) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (15) risks attendant to the change in composition of securities in our investment portfolio; (16) inadequacy of reserves established for losses and loss expenses; (17) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) changes in prevailing interest rates; (19) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (20) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (21) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (22) risks relating to determinations of amounts of impairments taken on investments; (23) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (24) our inability to realize value from Ambac Assurance UK Limited; (25) system security risks; (26) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (27) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (28) changes in accounting principles or practices that may impact Ambac’s reported financial results; (29) legislative and regulatory developments; (30) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (31) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; (32) the potential adverse economic impact of the United Kingdom’s withdrawal from the European Union on Ambac’s insured international portfolio and the value of its foreign investments; and (33) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	September 30, 2016	June 30, 2016
Revenues:
Net premiums earned	$53,218	$41,402
Net investment income:
Securities available-for-sale and short-term	79,530	64,368
Other investments	11,387	6,390
Total net investment income	90,917	70,758
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(15,906)	(18,880)
Portion of other-than-temporary impairment recognized in other comprehensive income	13,053	11,439
Net other-than-temporary impairment losses recognized in earnings	(2,853)	(7,441)
Net realized investment gains	11,749	14,897
Change in fair value of credit derivatives:
Realized gains and other settlements	226	233
Unrealized gains (losses)	1,507	3,722
Net change in fair value of credit derivatives	1,733	3,955
Derivative products	(14,510)	(36,331)
Net realized gains on extinguishment of debt	24	3,586
Other income	2,693	6,919
Income (loss) on variable interest entities	2,057	8,987
Total revenues	145,028	106,732
Expenses:
Losses and loss expense (benefit)	(69,204)	(52,496)
Insurance intangible amortization	44,553	39,013
Operating expenses	21,466	27,995
Interest expense	31,493	30,709
Total expenses (benefit)	28,308	45,221
Pre-tax income (loss)	116,720	61,511
Provision for income taxes	15,282	3,156
Net income (loss)	$101,438	$58,355
Less: net loss (gain) attributable to noncontrolling interest	(36)	(292)
Net income (loss) attributable to common stockholders	$101,474	$58,647

Net income (loss) per basic share	$2.24	$1.30
Net income (loss) per diluted share	$2.22	$1.29

Weighted-average number of common shares outstanding:
Basic	45,229,570	45,212,484
Diluted	45,792,083	45,375,088

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Nine Months Ended September 30,
(Dollars in Thousands, except share data)	2016	2015
Revenues:
Net premiums earned	$147,420	$198,132
Net investment income:
Securities available-for-sale and short-term	201,880	191,229
Other investments	20,616	10,702
Total net investment income	222,496	201,931
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(82,856)	(43,495)
Portion of other-than-temporary impairment recognized in other comprehensive income	63,228	30,206
Net other-than-temporary impairment losses recognized in earnings	(19,628)	(13,289)
Net realized investment gains	27,748	50,854
Change in fair value of credit derivatives:
Realized gains and other settlements	711	2,519
Unrealized gains (losses)	17,843	42,227
Net change in fair value of credit derivatives	18,554	44,746
Derivative products	(134,265)	(51,858)
Net realized gains on extinguishment of debt	4,845	81
Other income	17,611	5,206
Income (loss) on variable interest entities	(16,119)	38,130
Total revenues	268,662	473,933
Expenses:
Losses and loss expense (benefit)	(226,981)	(431,642)
Insurance intangible amortization	134,456	115,200
Operating expenses	77,470	75,402
Interest expense	92,632	85,980
Goodwill impairment	—	514,511
Total expenses (benefit)	77,577	359,451
Pre-tax income (loss)	191,085	114,482
Provision for income taxes	21,877	8,464
Net income (loss)	$169,208	$106,018
Less: net loss (gain) attributable to noncontrolling interest	(328)	(401)
Net income (loss) attributable to common stockholders	$169,536	$106,419

Net income (loss) per basic share	$3.75	$2.36
Net income (loss) per diluted share	$3.74	$2.30

Weighted-average number of common shares outstanding:
Basic	45,206,429	45,173,671
Diluted	45,372,704	46,352,214

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	September 30, 2016	June 30, 2016
Assets:
Investments:
Fixed income securities, available for sale, at fair value (amortized cost: $5,806,949 and $5,550,887)	$5,990,397	$5,709,464
Fixed income securities pledged as collateral, available for sale, at fair value (amortized cost: $64,777 and $64,721)	64,972	65,068
Short-term investments, available for sale, at fair value (amortized cost: $130,732 and $336,222)	130,732	336,222
Other investments (includes $391,075 and $383,107 at fair value)	419,885	410,727
Total investments	6,605,986	6,521,481
Cash and cash equivalents	21,218	23,044
Receivable for securities	98,406	2,400
Investment income due and accrued	25,456	25,082
Premium receivables	706,228	741,414
Reinsurance recoverable on paid and unpaid losses	24,441	28,704
Deferred ceded premium	74,630	82,055
Subrogation recoverable	703,621	677,157
Loans	4,513	4,615
Derivative assets	103,373	104,353
Insurance intangible asset	1,022,865	1,075,605
Other assets	239,663	252,163
Variable interest entity assets:
Fixed income securities, at fair value	2,828,685	2,577,293
Restricted cash	5,477	5,461
Loans, at fair value	11,476,766	11,074,772
Derivative assets	68,676	—
Other assets	5,625	3,512
Total assets	$24,015,629	$23,199,111
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,048,754	$1,122,946
Loss and loss expense reserves	4,207,535	4,327,938
Ceded premiums payable	43,511	45,727
Obligations under investment agreements	82,358	82,358
Deferred taxes	1,736	1,712
Current taxes	16,750	4,858
Long-term debt	1,109,814	1,112,920
Accrued interest payable	400,737	380,117
Derivative liabilities	435,410	437,163
Other liabilities	52,177	59,040
Payable for securities purchased	201,980	54,696
Variable interest entity liabilities:
Accrued interest payable	3,121	870
Long-term debt, at fair value	11,930,434	11,444,892
Derivative liabilities	2,304,789	2,060,878
Other liabilities	149	159
Total liabilities	21,839,255	21,136,274
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,121,788 and 45,121,788	451	451
Additional paid-in capital	194,383	193,074
Accumulated other comprehensive income	61,917	50,775
Retained earnings	1,652,846	1,551,724
Total Ambac Financial Group, Inc. stockholders’ equity	1,909,597	1,796,024
Noncontrolling interest	266,777	266,813
Total stockholders’ equity	2,176,374	2,062,837
Total liabilities and stockholders’ equity	$24,015,629	$23,199,111